Exhibit 10.24

TAILORED BRANDS, INC. 2024 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Notice – John Tighe

Tailored Brands, Inc., a Delaware corporation (the “Company”), has granted to you a Restricted Stock Unit Award pursuant to the terms and conditions of the Tailored Brands, Inc. 2024 Equity Incentive Plan (as may be amended or restated from time to time) (the “Plan”) and the Restricted Stock Unit Award Agreement, attached hereto (the “Agreement”). Capitalized terms not defined in this notice (the “Notice”) shall have the meanings specified in the Plan or the Agreement, as applicable. The grant of the Award hereunder is discretionary, and this grant is not a promise or commitment to grant additional Awards at any later date.

Grant Date:	August 5, 2025, conditioned on your employment on such date.

Restricted Stock Units:	You have been awarded 116,250 Restricted Stock Units, subject to adjustment as provided in the Plan. Each Restricted Stock Unit that becomes vested shall entitle you to one share of Common Stock, which shall be issued and delivered to you at the time specified in this Notice and the Agreement. Notwithstanding the foregoing, the Company reserves the ability to make a payment equal to the Fair Market Value of such share of Common Stock in cash or other consideration, in the sole discretion of the Board.

Vesting of Award:

(a)	Time-Based Vesting Condition. The Restricted Stock Units granted to you hereunder (the “Time Vesting Units”) shall become vested in the following percentages and on the following dates, subject to your continued employment or other service with the Company or its Subsidiaries through the applicable Vesting Date:

Vesting Date	Cumulative Percentage of Time Vesting Units Vested
January 31, 2026	25%
January 31, 2027	50%
January 31, 2028	75%
January 31, 2029	100%

January 31, 2025 shall be referred to herein as the “Vesting Reference Date”. All vesting of the Time Vesting Units will occur only on the applicable vesting dates stated above (each, a “Vesting Date”), subject to your continued employment or other service with the Company or its Subsidiaries through such Vesting Date, except as otherwise provided herein or as may be approved by the Committee.

(b)	Sale of the Company. Upon the consummation of a Sale of the Company prior to the end of the Restriction Period, all of the unvested Time Vesting Units shall immediately vest, if you are then employed by or providing services to the Company or its Subsidiaries. For the avoidance of doubt, an initial public offering shall not be considered a Sale of the Company.

(c)	Other Accelerated Vesting. In the event that a Sale of the Company is deemed not to occur because it is deemed to be an SPC Non-Sale Transaction, vesting of the Time Vesting Units shall be subject to Double Trigger Vesting (as described in the Plan).

(d)	Treatment of Time Vesting Conditions upon Termination of Employment due to Death or Disability. If your employment with the Company terminates prior to the date that all of the Time Vesting Units become vested due to a termination of employment due to your death or due to your Disability, then a pro rata portion of the Time Vesting Units that are eligible to vest on the next Vesting Date immediately following your termination of employment shall vest, with such portion calculated by dividing (a) the number of days, as of the date on which your employment terminates, for which you were employed after the later of the Vesting Reference Date or the most recent Vesting Date, by (b) three-hundred and sixty-five (365).

(e)	Forfeitures.

1.	Except as provided in paragraphs (c) and (d) above, all vesting of the Time Vesting Units will cease immediately upon termination of your service with the Company and its Subsidiaries for any reason, and any unvested Time Vesting Units will be automatically forfeited and cancelled for no value by the Company upon the effective date of such termination without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.

2.	Termination of Employment for Cause or Violation of Restrictive Covenant Agreement. If your employment with the Company or one of its Subsidiaries is terminated for Cause, or if you materially breach the Restrictive Covenant Agreement (as defined in the Agreement), then any vested and unvested portion of the Restricted Stock Units shall also be automatically forfeited and cancelled for no value by the Company upon the effective date of such termination without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.

Settlement of Restricted Stock Units

Vested Restricted Stock Units will entitle you to the issuance or delivery by the Company of an equivalent number of vested shares of Common Stock, or, in lieu thereof, payment of the Fair Market Value of such shares of Common Stock in cash or other consideration, in the sole discretion of the Board, within sixty (60) days following the applicable Vesting Date or such earlier date upon which such Restricted Stock Units vest.

By:	/s/ M. Shane Smith
Name:	M. Shane Smith
Title:	EVP & Chief Human Resources Officer

Acknowledgment, Acceptance and Agreement:

By accepting this grant, I hereby acknowledge receipt of the Agreement and the Plan, accept the award granted to me and agree to be bound by the terms and conditions of this Restricted Stock Unit Award Notice, the Agreement and the Plan.

John Tighe
Holder’s Name

/s/ John Tighe
Holder’s Signature

Aug-02-2025
Date

Tailored Brands, Inc. 2024 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Tailored Brands, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the Restricted Stock Unit Award Notice to which this Award Agreement is attached (the “Award Notice”) as of the grant date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Tailored Brands, Inc. 2024 Equity Incentive Plan (the “Plan”), an award (the “Award”) with respect to the number of Restricted Stock Units as defined in and set forth in the Award Notice, subject to the restrictions, terms and conditions set forth in the Award Notice, the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan or the Award Notice, as applicable.

1.	Intentionally Omitted.

2.	Award Rights.

2.1 Rights as a Stockholder. Except as provided in Section 2.2 hereof, the Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares.

2.2 Dividend Equivalents. During the time in which the Award is outstanding, if a dividend or other distribution is paid to holders of Common Stock, or if shares of Common Stock are received by holders of Common Stock as a result of any stock split, stock distribution, or combination of the shares to which the Participant would have a right upon the settlement of the Restricted Stock Units, the dividend, distribution or shares, as applicable, will be subject to the same vesting and settlement conditions and payment terms set forth herein as the Restricted Stock Units to which they relate.

3.	Restriction Period and Vesting.

3.1 Vesting Conditions. The Restricted Stock Units shall vest in accordance with the vesting conditions set forth in the Award Notice, and will be subject to the forfeiture and settlement provisions set forth in the Award Notice. The period of time prior to such vesting shall be referred to herein as the “Restriction Period.”

3.2 Sale of the Company. In the event that a Sale of the Company is consummated prior to the end of the Restriction Period, all of the unvested Time Vesting Units shall immediately vest, provided that the Holder is then employed by or providing services to the Company or its Subsidiaries. For the avoidance of doubt, an initial public offering shall not be considered a Sale of the Company.

4. Settlement of Award. Within 60 days on or following the date upon which any Restricted Stock Units vest, the Company shall issue or deliver, subject to the conditions of the Plan, this Agreement and the Award Notice, the vested shares of Common Stock to the Holder or, in lieu thereof, pay the Holder the Fair Market Value of such shares of Common Stock in cash or other consideration. Such issuance or delivery of the vested shares of Common Stock shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Common Stock subject to the Award, or payment in lieu thereof, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company.

5.	Transfer Restrictions and Investment Representation.

5.1 Permitted Transfers. Subject to the provisions of Section 6.11 of this Agreement, and until the vesting of the Award under Section 3 of this Agreement, the Holder shall only be allowed to sell, transfer, convey, exchange, give, assign, pledge, encumber or otherwise dispose of all or a portion of any interest in the Restricted Stock Units to the extent permitted in Section 3.4 of the Plan. Any other attempted transfer shall be void and shall not transfer ownership in, title to, or any rights respecting the Restricted Stock Units.

5.2 Registration and Public Listing Transactions. This Agreement is subject to the condition that if the listing, registration or qualification of the shares of Common Stock to be issued upon the vesting of the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the Restricted Stock Units or delivery of shares hereunder, the Restricted Stock Units subject to the Award shall not vest or the shares of Common Stock will not be delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not approved by the Company (which approval will not be unreasonably withheld). The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. In the event the Company elects to pursue a Public Listing Transaction, the Holder shall be subject to any lock-up provisions and other requirements as the Company may reasonably specify, and shall not sell or otherwise transfer or dispose of any shares of Common Stock (including, without limitation, pursuant to Rule 144 under the Securities Act) held by him or her for such period following the effective date of such Public Listing Transaction as the Company shall reasonably specify. If requested by the underwriters engaged by the Company, the Holder shall execute a separate letter confirming his or her agreement to comply with this Section 5.2.

6.	Additional Terms and Conditions of Award.

6.1 Withholding Taxes. As a condition precedent to the issuance or delivery of shares of Common Stock or the payment of cash under this Award, the Company or an affiliate shall deduct any such amount as the Company or an affiliate may be required, under all applicable federal, state, local, foreign or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) from any amount then or thereafter payable by the Company or an affiliate to the Holder, which may include the withholding of whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments, in either case in accordance with such terms, conditions and procedures that may be prescribed by the Company; provided that, in connection with a settlement of the Award under Section 4 of this Agreement (or any other Restricted Stock Unit Award Agreement and related notice between the Company and the Holder, pursuant to which Restricted Stock Units were granted under the Plan, providing for the settlement in shares of Common Stock), the Company may allow the Holder to elect to satisfy any such obligation by authorizing the Company or an affiliate, as applicable, to withhold whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments, in accordance with such terms, conditions and procedures that may be prescribed by the Company. Shares of Common Stock withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Holder’s jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a share of Common Stock would be required to satisfy the maximum individual statutory rate in the Holder’s jurisdiction, then the number of shares of Common Stock to be withheld may be rounded up to the next nearest whole share of Common Stock.

6.2 Award Confers No Rights to Continued Employment or Additional Awards. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Award Notice, the Agreement or the Plan, give or be deemed to give the Holder (a) any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time or (b) any right to an additional award and any future award, if any, may be on different terms and conditions.

6.3 Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

6.4 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to: Tailored Brands, Inc., Attn: Yen D. Chu, Chief Legal Officer, 530 7th Ave., 7th Floor, New York, NY 10018, yen.chu@tailoredbrands.com, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.5 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. The Holder waives any right the Holder may otherwise have to a trial by jury in any action to enforce the terms of this Agreement or the Award Notice.

6.6 Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and the Award Notice and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement or the Award Notice and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

6.7 Entire Agreement. This Agreement, the Award Notice and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.8 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

6.9 Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.10 Application of Section 409A of the Code. The Restricted Stock Unit Award is intended to be exempt from or, failing such exemption, to comply with the requirements of Section 409A of the Code and shall be interpreted and construed accordingly.

6.11 Stockholders Agreement. Upon receipt of common equity shares, the Holder hereby agrees to join and become a party to Stockholders Agreement, and the Company hereby agrees to accept the Holder as a party to, the Stockholders Agreement, and this Agreement shall serve as the Holder’s joinder to the Stockholders Agreement. By virtue of the grant of the Award hereunder and the Holder’s execution of this Agreement, the Holder shall be deemed to have granted the Holder’s perpetual and irrevocable power of attorney to the Company, with full right, power and authority to take all actions necessary and/or desirable on behalf of the Holder to effectuate the provisions of the Stockholders Agreement with respect to all Common Stock owned by the Holder and as may be acquired by the Holder.

6.12 Restrictive Covenants. The Holder acknowledges and agrees to comply with the restrictive covenants set forth on Exhibit A attached hereto, the terms and provisions of which shall be incorporated herein in their entirety in all respects by reference and which, for the avoidance of doubt, shall survive any termination, expiration, forfeiture, transfer or other disposition of the Restricted Stock Units. For purposes of this Award, “Restrictive Covenant Agreement” means Exhibit A of this Award Agreement, and any similar restrictions in any other agreement between the Company or any of its Subsidiaries or affiliates.

Exhibit A

Restrictive Covenant Agreement

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD

RESTRICTIVE COVENANTS

Section 1. Acknowledgements. The Holder acknowledges and recognizes the highly competitive nature of the Company’s business, that access to Confidential Information (as defined herein) renders the Holder special and unique within the industry of the Company and its Subsidiaries and affiliates (collectively, the “Company Group”), and that the Holder will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, strategic partners and employees of the Company Group during the course of and as a result of the Holder’s employment with the Company. In light of the foregoing, as a condition of the Holder’s continued employment, and in consideration thereof as well as the Holder’s receipt of Confidential Information, the Holder’s equity award, and other good and valuable consideration, the receipt and sufficiency of which the Holder hereby acknowledges, the Holder agrees to the covenants contained in this Exhibit A. The Holder further recognizes and acknowledges that the restrictions and limitations set forth in this Exhibit A are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

Section 2. Confidentiality.

(a) The Holder will keep the terms of the Award confidential, and may disclose its terms only to the Holder’s spouse or domestic partner, accountant, attorney, and taxing authorities and then only as may be necessary for the Holder’s financial affairs or as required by law, or as set forth in Section 9 below. The Holder also acknowledges the Holder will have access to and close contact with confidential and proprietary information of the Company Group, including trade secrets. In recognition of the foregoing, the Holder agrees, at all times during the Holder’s employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person without written authorization of the Company, any Confidential Information.

(b) “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including but not limited to non-public contact information, performance and/or compensation levels of employees (other than to the extent employers are restricted by law from prohibiting disclosure), costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers, and other Company Group vendors, records, sales reports, sales procedures, financial information, customer requirements, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company Group transactions, information regarding the Company Group’s operations, product lines, operational processes, strategic planning, marketing plans, sales forecasts, suppliers, and other confidential and proprietary information that is or are owned by the Company, its Subsidiaries, and/or its affiliates. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by the Holder or others who were under confidentiality obligations as to the item or items involved.

Section 3. Assignment of Intellectual Property.

(a) The Holder agrees that the Holder will, without additional compensation, promptly make full written disclosure to the Company Group, and will hold in trust for the sole right and benefit of the Company Group all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which the Holder may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Holder’s employment relating to the business of the Company Group, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). The Holder further acknowledges that all Developments made by the Holder (solely or jointly with others) within the scope of and during the Holder’s employment are “works made for hire” (to the greatest extent permitted by applicable law) for which the Holder is, in part, compensated by the Holder’s base salary, director fees and/or consulting fees, as applicable, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, the Holder hereby assigns to the Company, or its designee, all the Holder’s right, title, and interest throughout the world in and to any such Development.

(b) The Holder agrees to assist the Company Group, or its designee, at the Company Group’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company Group of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company Group shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. The Holder further agrees that the Holder’s obligation to execute or cause to be executed, when it is in the Holder’s power to do so, any such instrument or papers shall continue after the termination of the Holder’s employment until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company Group shall reimburse the Holder for the Holder’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company Group is unable because of the Holder’s mental or physical incapacity or unavailability for any other reason to secure the Holder’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company Group as above, then the Holder hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Holder’s agent and attorney in fact to act for and in the Holder’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by the Holder. The Holder hereby waives and irrevocably quitclaims to the Company Group any and all claims, of any nature whatsoever, that the Holder now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company Group.

Section 4. Non-Competition. During the Holder’s employment and for one year after the termination of the Holder’s employment (the “Restricted Period”), the Holder will not, directly or indirectly, own, manage, operate or control, or become engaged or serve as a shareholder, bondholder, creditor, officer, director, manager, partner, member, employee, agent, consultant, advisor, contractor, or representative of, or give financial, technical or other assistance to, otherwise invest or have a financial interest in, or in exchange for compensation otherwise associate with any Person that performs the Business within the geographical area that the Business is conducted as of the Holder’s termination date, or in which the Company Group as of the Holder’s termination date has plans to conduct the Business within the next 12 months (including any states into which the Business expands its operations during the Restricted Period). Notwithstanding the foregoing, the provisions and restrictions set forth in this Section 4 shall not be deemed violated by Holder (i) owning, directly or indirectly, solely as a passive investment, no more than 1% of any class of securities of a publicly held company that engages in activities similar to the Business if Holder is not, directly or indirectly, a controlling Person of, or a member of a group which controls, such company; or (ii) commencing employment with, or providing services to a subsidiary, division or unit of any company or entity that has a diversified business so long as Holder does not perform services for the portion of such diversified business that engages in the Business.

For purposes of this Agreement, the following definitions apply:

“Business” means the sale of apparel (including formalwear), accessories or shoes at retail with at least $200 million in annual revenue and the rental of apparel (including formalwear), accessories or shoes at retail with at least $25 million in annual revenue, in each case, including design and sourcing related thereto.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity.

Section 5. Non-Solicitation. During the Restricted Period, the Holder shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or recruit or attempt to solicit or recruit, any Person who is or was at any time during the 12 months preceding such solicitation or recruitment an employee of the Company Group, for employment or any other service relationship, or otherwise encourage any employee of the Company Group to terminate their employment with the Company Group or (ii) solicit or induce, or attempt to solicit or induce, any Person that is a customer, supplier or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company Group, on the other hand.

Section 6. Non-disparagement. During the Holder’s employment and thereafter, the Holder will not make any false, disparaging, or derogatory comments about the Company Group, their business activities, services or products, or any their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives in their capacity as such, verbally or in writing (electronically or otherwise, including by posting on social media or the internet).

Section 7. Return of Documents. In the event of the Holder’s termination of employment for any reason, or at any earlier time if requested by the Company, the Holder shall return to the Company all Company Group property (including, without limitation, any and all computers, phones, identification cards, card key passes, fobs, corporate credit cards, corporate phone cards, corporate motor vehicles, files, memoranda, keys and software) and all copies of any confidential information of the Company Group in the Holder’s possession, custody, or control, including all copies of any analyses, compilations, studies or other documents in the Holder’s possession, custody, or control that contain any such confidential information, and the Holder shall not retain any duplicates or reproductions of such items or information (in each case, whether in hardcopy, electronic, digital, or cloud-based).

Section 8. Independence; Severability; Blue Pencil. Each of the rights enumerated in this Exhibit A shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Exhibit A or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Exhibit A, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and the Holder agree that their intent is for the court making such determination to reduce or otherwise modify or reform the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced, modified or reformed form said provision shall then be enforceable.

Section 9. Protected Activities. Notwithstanding anything herein to the contrary, nothing in this Exhibit A shall prohibit or impede the Holder from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Holder be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company Group. The Holder does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

Section 10. Injunctive Relief. The Holder expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Exhibit A may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, the Holder hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Exhibit A. Notwithstanding any other provision to the contrary, the Holder acknowledges and agrees that the Restricted Period shall be tolled during any period of violation and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce the non-solicitation covenant against the Holder if it is ultimately determined that the Holder was in breach of such covenant.

Section 11. Section Headings. The headings of the sections and subsections of this Exhibit A are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Exhibit A or of any term or provision hereof.

Section 12. Third-Party Beneficiaries. The terms and conditions of this Exhibit A shall apply for the benefit of the Company and/or any other member of the Company Group, if applicable, and each member of the Company Group is an intended third-party beneficiary of this Exhibit A.

Section 13. Successors and Assigns. This Exhibit A will be binding upon the Holder’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Holder expressly acknowledges and agrees that this Exhibit A may be assigned by the Company without the Holder’s consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction.

A-6